Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C. (“BCM”), Basswood Opportunity Partners, LP (“BOP”), Basswood Opportunity Fund, Inc. (“BOF”), Basswood Financial Fund, LP (“BFF”), Basswood Enhanced Long Short Fund, L.P. (“BELS”), Basswood Enhanced Long Short GP, LLC (“BELS GP”), Basswood Financial Fund, Inc. (“BFF, Inc.”) and Basswood Financial Long Only Fund, LP (“BFLOF”) (collectively, the “Reporting Persons”). BCM is the investment manager or adviser to BFF, Inc., BOF, BFF, BFLOF, BOP and BELS (collectively, the “Funds”) and certain separate managed accounts managed by BCM (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. BELS GP is the general partner of BELS and may be deemed to have a pecuniary interest in the Common Stock held directly by BELS. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of BCM and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein.

Jonathan D. Brown, a senior analyst at BCM, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Jonathan D. Brown. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by Jonathan D. Brown.

2.	Represents a cross-trade of Common Stock between certain of the Funds or Managed Accounts and BELS, in which BELS disposed of and certain of the Funds or Managed Accounts acquired the reported shares.
3.	Common Stock held directly by BOP.
4.	Common Stock held directly by BOF.
5.	Common Stock held directly by BFF.
6.	Common Stock held directly by BELS.
7.	Common Stock held directly by certain of the Managed Accounts.
8.	Common Stock held directly by BFF, Inc.
9.	Common Stock held directly by BFLOF.
10.	Common Stock held directly by Jonathan D. Brown.